                                                                    EXHIBIT 10.4



                            NEW RESTATED AND AMENDED

                              COAL SUPPLY AGREEMENT

                           dated as of January 1, 2001

                                     between

                       WYODAK RESOURCES DEVELOPMENT CORP.

                                       and

                                   PACIFICORP






                      Coal-Fired Steam Electric Generating
                           Facility at Wyodak, Wyoming

                 NEW RESTATED AND AMENDED COAL SUPPLY AGREEMENT

         NEW RESTATED AND AMENDED COAL SUPPLY AGREEMENT ("Agreement"), dated as of January 1, 2001 by and among WYODAK RESOURCES DEVELOPMENT CORP., a Delaware corporation ("Seller") and PACIFICORP, an Oregon corporation ("Buyer").

         WHEREAS, Seller mines coal at a coal mine consisting of the existing Wyodak Mine and the adjacent Clovis Point Mine (the "Mine") in Campbell County, Wyoming, pursuant to leases described in Annex A attached hereto (the "Coal Leases," or the "United States Coal Leases," when referring to items 1,2,3 and 5 of Annex A, or the "State Coal Lease" when referring to item 6 of Annex A), and owns coal properties in land described in Annex B, and may in the future add (by lease or purchase) additional coal properties adjacent to the Mine but part of a logical mining unit with the existing Coal Leases, all of which Coal Leases and coal properties contain certain coal reserves (collectively, the "Coal Reserves");

         WHEREAS, Buyer owns an 80% interest in, and operates, a coal-fired steam electric generating facility having a name-plate rating of 335 megawatts (the "Facility") located adjacent to the Coal Reserves;

         WHEREAS, the parties intend that Seller will mine and deliver all of Buyer's coal requirements for the Facility during the Term of this Agreement;

         WHEREAS, Seller, Buyer and Black Hills Corporation are parties to a Further Restated and Amended Coal Supply Agreement dated May 5, 1987, as amended, which Agreement was substituted, as of the date of its execution, for the Restated and Amended Coal Supply Agreement dated June 8, 1978 as amended by the Coal Supply Agreement for Wyodak Unit #2 and the Ancillary Agreement to Coal Supply Agreement for Wyodak Unit #2, both dated February 3, 1982, all of such agreements being hereinafter collectively referred to as the "Prior Agreement"; and

         WHEREAS, the parties have agreed to settle all disputes relating to the Prior Agreement pursuant to a Settlement Agreement effective January 1, 2001, and the Parties have agreed to terminate the Prior Agreement, as between Buyer and Seller, as of the effective date of this Agreement pursuant to the terms of the Settlement Agreement and enter into this Agreement for the supply of Buyer's coal requirements for the Facility.

         NOW, THEREFORE, Seller agrees to sell and deliver and Buyer agrees to accept and buy coal, as hereinafter provided, upon the following terms and conditions:

SECTION 1. TERM OF AGREEMENT.

         The term of this Agreement (the "Term") shall commence on January 1, 2001 and shall terminate on December 31, 2022.

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SECTION 2. REPRESENTATIONS, ETC. OF SELLER; DEDICATION OF COAL RESERVES;
SECURITY INTEREST AND MORTGAGE; SUBSTITUTION AND RELEASE OF COAL RESERVES,
ETC.

         (a) CERTAIN REPRESENTATIONS, WARRANTIES AND COVENANTS OF
SELLER. The source of the coal to be sold and purchased shall be the Coal Reserves. Seller shall have no right to substitute coal mined from reserves other than the Coal Reserves. Seller represents and warrants to Buyer that:

                  (1) The Coal Reserves contained approximately 297,000,000 tons of mineable coal as of January 1, 2001;

                  (2) Seller has valid and existing leasehold rights under the Coal Leases;

                  (3) Seller has title to the Coal Reserves under the real property described in Annex B, but its right to mine such coal may be subject to obtaining the consent of the owner of the surface rights to said property;

                  (4) Seller has certain valid and existing rights (as described in Annex C hereto) to use the surface of the land under which the Dedicated Reserves, as hereinafter defined in this Section 2, are located (such rights to the extent they relate to the Dedicated Reserves being herein referred to as "Surface Rights"); and

                  (5) Seller holds the following permits, licenses and approvals (the "Governmental Approvals") to mine the Dedicated Reserves:

                  Permit No. 232C-T4 issued by The Department of Environmental Quality of the State of Wyoming permitting the surface mining (pursuant to the mine plan filed by Seller with said Department) of coal in the Dedicated Reserves and other portions of the Coal Reserves.

                  Permit No. 581-T3 issued by The Department of Environmental Quality of the State of Wyoming permitting the surface mining (pursuant to the mine plan filed by Seller with said Department) of coal in the Dedicated Reserves and other portions of the Coal Reserves.

                  License No. 232-T1-L1 issued by the Department of Environmental Quality of the State of Wyoming authorizing Seller to surface mine (pursuant to the mine plan referred to above) coal in the Dedicated Reserves and other portions of the Coal Reserve.

                  Approval by the Geological Survey of the United States Department of the Interior of the mining plan of Seller to mine the Dedicated Reserves and other portions of the Coal Reserves; and

                  (6) The rights of Seller under the Coal Leases (such rights to the extent they relate to the Dedicated Reserves being referred to herein as "Lease Rights"), the Surface Rights and the Governmental Approvals are sufficient to permit Seller to mine the Dedicated Reserves,

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subject to the claims and rights of others and applicable mining and reclamation requirements and governmental approvals as are set forth in Exhibit A to the Security Agreement and Real Estate Mortgage (the "Security Agreement and Mortgage") being executed and delivered effective with the execution and delivery of this Agreement.

         Seller shall use its best efforts to maintain the Coal Leases, the Surface Rights and the Governmental Approvals in full force and effect during the Term, to obtain all necessary renewals thereof, and to obtain all mining permits and other governmental approvals or authorizations and any consents from others as may be necessary in order to permit Seller to perform its obligations hereunder and under the Security Agreement and Mortgage.

         (b) DEDICATION OF COAL RESERVES; SECURITY INTEREST AND MORTGAGE; ACCESS TO DEDICATED RESERVES. Seller does hereby dedicate to the Facility all coal (constituting at least 40,000,000 tons of mineable coal meeting the quality requirements set forth in Section 6) from the Coal Reserves under the following described real property:

                  TOWNSHIP 50 NORTH, RANGE 71 WEST OF THE 6TH PRINCIPAL MERIDIAN, CAMPBELL COUNTY, WYOMING:

                  Section 8:        The  Southwest Quarter; and

                  Section 17: The Northwest Quarter and the North Half of the Southwest Quarter.

         (The afore-described portion of the Coal Reserves is herein referred to as the "Dedicated Reserves".)

         Seller shall not mine, sell or use coal from the Dedicated Reserves for any purpose other than fulfilling its obligations under this Agreement, unless otherwise permitted under this Agreement. Seller shall, effective with the execution and delivery of this Agreement, execute and deliver the Security Agreement and Mortgage.

         As contemplated by the Access Easement to Dedicated Reserves, substantially in the form of Annex D hereto, Buyer shall have the right to enter upon Seller's premises for the purpose of transporting coal from the Dedicated Reserves to the Facility.

         (c) SUBSTITUTION AND RELEASE OF COAL RESERVES, ETC. Other Coal Reserves and the lease rights and surface rights associated therewith shall be substituted for the Dedicated Reserves. Coal Reserves shall be released from the Dedicated Reserves, and Coal Reserves, Lease Rights and Surface Rights may be released from the lien of the Security Agreement and Mortgage under certain conditions as follows:

                  (1) If for any reason any Coal Lease which includes the right to mine the Dedicated Reserves terminates or expires and is not renewed, Seller shall dedicate to the Facility other portions of the Coal Reserves containing coal sufficient to satisfy the quality specifications in
Section 6 and as readily recoverable, both legally and physically, in substitution for those which have been lost to the extent, if any, that Seller at the time of the loss has such quality of Coal Reserves which have not been sold, committed or dedicated to others. Such substituted

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Coal Reserves and the lease rights and surface rights associated therewith shall be subjected to the lien of the Security Agreement and Mortgage subject only to the exceptions referred to therein and, to the extent Seller only has Coal Reserves, lease rights and surface rights subject to liens or security interests granted to others prior to the date of such substitution, to such prior liens or security interests, PROVIDED that such substituted Coal Reserves, lease rights and surface rights shall not be subjected to the lien of the Security Agreement and Mortgage to the extent such subjection would be a breach of the terms of any prior lien or security interest and the consent to such subjection cannot be obtained by Seller from the holder(s) of such lien or security interest.

                  (2) Subject to the quality requirements set forth in
Section 6, Seller may from time to time, at its option, supply coal to the Facility in fulfilling its obligations under this Agreement from the Coal Reserves but from sources other than the Dedicated Reserves, and in such event Buyer shall (from time to time upon Seller's written request) release equivalent quantities of the Dedicated Reserves from the dedication thereof pursuant to this Agreement and shall release such quantities of the Dedicated Reserves and the Lease Rights and Surface Rights associated therewith from the lien of the Security Agreement and Mortgage, but only if after giving effect to such release the Dedicated Reserves shall contain a quantity of mineable coal of a quality required by Section 6 in an amount which, when added to all of the coal sold by Seller to Buyer under this Agreement up to the date of such release, equals at least 40,000,000 tons.

                  (3) Seller shall have the option from time to time to cause Buyer to release quantities of the Dedicated Reserves from the dedication thereof pursuant to this Agreement and to release such quantities of the Dedicated Reserves and the Lease Rights and Surface Rights associated therewith from the lien of the Security Agreement and Mortgage, but only if after giving effect to such release the Dedicated Reserves shall contain a quantity of mineable coal of a quality required by Section 6 in an amount which, when added to all of the coal sold by Seller to Buyer under this Agreement up to the date of such release, equals at least 40,000,000 tons.

                  (4) Seller shall further have the option to dedicate other equivalent reserves from the Coal Reserves in substitution for all or any part of the Coal Reserves dedicated pursuant to this Agreement and to cause Buyer to release an equivalent quantity of the Dedicated Reserves (at the location to be designated by Buyer) from the dedication thereof pursuant to this Agreement and to release such quantity of Dedicated Reserves and the Lease Rights and Surface Rights associated therewith from the lien of the Security Agreement and Mortgage, but only if after giving effect to such release (i) the Dedicated Reserves shall contain a quantity of mineable coal of a quality required by Section 6 in an amount which, when added to all of the coal sold by Seller to Buyer under this Agreement up to the date of such release, equals at least 40,000,000 tons, (ii) such substituted reserves are of the same quality and are as readily recoverable, both legally and physically, as the portion of the Dedicated Reserves to be released, and
(iii) the reserves so substituted and the lease rights and surface rights associated therewith shall be subjected to the lien of the Security Agreement and Mortgage, subject only to the exceptions set forth in Exhibit A thereto.

                  (5) Any part of the Coal Reserves substituted in accordance with this Section 2(c) shall be coal under surface either owned by Seller or in which Seller has all necessary surface rights to surface mine such coal.

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                  (6) The quantities of the Dedicated Reserves to be released pursuant to clauses (2) and (3) of this Section 2(c) shall be released in the parcels designated in the Plat of the Dedicated Reserves (the "Plat") attached as Annex K hereto. Each parcel shall be released in the numerical order set forth in the Plat upon delivery by Seller from sources other than the Dedicated Reserves of the amount of coal described in the Plat as being contained in such parcel and upon fulfillment of the other terms and conditions applicable to release of quantities of the Dedicated Reserves set forth in this Section 2(c).

                  (7) In the event compliance with this Section 2 requires Seller to subject additional Coal Reserves to the lien of the Security Agreement and Mortgage, such subjection shall be evidenced by an agreement supplemental to the Security Agreement and Mortgage, or by such other agreement as may be necessary, in view of applicable law at the time of such subjection, to grant Buyer substantially the same rights in such additional Coal Reserves as Buyer had with respect to the Dedicated Reserves pursuant to the Security Agreement and Mortgage, subject, however, to the provisions of clause (1) of this Section 2(c).

                  (8) At the time Seller substitutes other Coal Reserves for Dedicated Reserves under clause (1) or (4) of this Section 2(c), and in order for Seller to obtain a release of Coal Reserves from the Dedicated Reserves under such clause (4), Seller shall (at its expense) deliver to Buyer a certificate executed by an engineer satisfactory to Buyer certifying that the Coal Reserves to be substituted contain coal of the quality and quantity, and are as physically recoverable, as required by such clause (1) or (4) and an opinion of counsel satisfactory to Buyer to the effect that Seller has all permits, licenses, consents and approvals from governmental bodies and other parties legally necessary for Seller to mine the Coal Reserves being substituted (subject to amending the mine plan of Seller to allow the mining of the Coal Reserves being substituted at an earlier time than may be contemplated by Seller's mine plan at the time of the substitution), that such substituted reserves and the lease rights and surface rights associated therewith have been duly subjected to the lien of the Security Agreement and Mortgage to the full extent required hereby, and that all recordations or filings required to perfect the rights of Buyer under such Security Agreement and Mortgage, as then supplemented, have been duly made and are in full force and effect. Such substituted Coal Reserves, lease rights and surface rights shall thereupon be considered Dedicated Reserves, Lease Rights and Surface Rights for the purposes of this Agreement and the Security Agreement and Mortgage and, as such, shall be subject to release or substitution in accordance with the terms of this Section 2(c). In order to obtain a release of Coal Reserves from the Dedicated Reserves under clause (2) or (3) of this
Section 2(c), Seller shall (at its expense) deliver to Buyer a certificate executed by an engineer satisfactory to Buyer certifying that the Dedicated Reserves which are to remain after such release contain the quantity of coal required by such clause (2) or (3), as the case may be.

                  (9) Upon satisfaction of all applicable conditions as set forth above for the release or substitution of Coal Reserves from the dedication hereunder and for the release of Coal Reserves, Lease Rights and Surface Rights from the lien of the Security Agreement and Mortgage, Buyer shall execute and deliver to Seller appropriate instruments for effecting such release.

         At the time of the completion of Seller's obligations under this Agreement, Buyer shall release any remaining unmined coal from the dedication of Coal Reserves pursuant to this

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Agreement and shall release such coal and the lease rights and surface rights associated therewith from the lien of the Security Agreement and Mortgage.
The lien of the Security Agreement and Mortgage shall not in any way alter Seller's rights granted in any of the Coal Leases to mine and remove the coal therefrom, except to the extent Seller's rights may be affected by the exercise of Buyer's rights in the event of Seller's default pursuant to the terms of the Security Agreement and Mortgage.

SECTION 3. QUANTITIES OF COAL TO BE SOLD AND PURCHASED; SCHEDULING.

         Seller agrees to sell and Buyer agrees to buy all of the coal which is necessary to fuel Buyer's portion of the Facility during the Term. Buyer shall notify Seller at least twenty days prior to the beginning of each month of the quantities of coal to be delivered to Buyer during such month and shall provide a schedule for delivery. In addition, Buyer will furnish Seller an estimate of the quantities to be ordered in each of the two months following such month. Buyer may at any time increase or decrease the amount of the coal to be delivered at a rate necessary to properly fuel the Facility, but the amount of coal to be delivered shall not exceed 41,000 tons for any one week or 1,800,000 tons for any one year.

SECTION 4. BUYER MINIMUM PURCHASE OBLIGATION.

         To fuel its 80 percent share of the Facility, Buyer shall purchase from Seller a minimum of the lesser of (a) 1,500,000 tons of coal during each calendar year of the Term in which no planned outage is contemplated (as of April 1 of such year) by Buyer for the Facility, or (b) that number of tons of coal during each calendar year during the Term in which a planned outage is contemplated (as of April 1 of such year) by Buyer for the Facility either
(i) for any calendar year ending on or before December 31, 2013, equal to the greater of 1,280,000 tons or the number determined by multiplying 1,500,000 by a fraction, the numerator of which equals 365 minus the number of days of the planned outage, and the denominator of which equals 365, or (ii) for any calendar year commencing on or after January 1, 2014, the number determined by multiplying 1,500,000 by a fraction, the numerator of which equals 365 minus the number of days of the planned outage, and the denominator of which equals 365. This minimum amount of coal shall be purchased by Buyer regardless of the quantity of coal purchased by it during prior years. Seller's sole remedy for Buyer's failure to purchase this minimum amount of coal shall be the Short-Fall Payment provided for in Section 15.

SECTION 5. PLACE OF DELIVERY AND SALE.

         Delivery shall be made to Buyer at the inlet of the secondary crusher at the location specified on Annex E. Title to the coal delivered at the inlet of the secondary crusher by Seller in fulfillment of its obligations under this Agreement shall thereupon pass to Buyer and Buyer shall be responsible for transporting said coal from such inlet to the Facility. Risk of loss for such coal shall pass from Seller to Buyer after the coal is weighed on the scales referenced in Section 7; provided, however, in the event scales for the weighing of coal are ever relocated to a point at or adjacent to the inlet to the secondary crusher, then risk of loss for all coal weighed on such scales shall pass from Seller to Buyer at the inlet to the secondary crusher. In the event of emergencies of Buyer preventing the delivery or acceptance of the coal at the inlet of the

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secondary crusher, the coal shall be delivered at such different location as may be designated by Buyer, and in that event Seller shall be compensated by Buyer for any additional cost to Seller resulting from the delivery of said coal at a different location.

SECTION 6. QUALITY OF COAL.

         The coal furnished hereunder shall be raw, run-of-mine coal and substantially free of magnetic material and other foreign material impurities including, but not limited to, mining debris, bone, slate, scrapped iron, steel, petroleum coke, earth, rock, pyrite, wood and blasting wire. Seller warrants that coal as delivered shall meet the typical and maximum and minimum specifications (all on a 30-day rolling average basis) as follows:

       Coal Size-raw, pit run coal nominally sized to six-inch minus


       Coal Quality                  Typical       Minimum    Maximum
       ------------                  -------       -------    -------
       Btu/lb.                       8000          7700
       Moisture                      30.7%                    32.0%
       Sulfur                        0.55%                    0.70%
       Ash                            6.0%                     9.0%

       Fusion Temperatures           Typical       Minimum
       -------------------           -------       -------
       Initial                       2050          2000
       Softening                     2070          2050
       Fluid                         2150          2100


Notwithstanding the foregoing, if the Facility experiences significant performance or handling difficulties as a result of coal quality, the parties shall cooperate in good faith to resolve such difficulties and Seller shall take all reasonable steps to meet any revised quality parameters agreed upon at such time as the solution or partial solution to such difficulties.

The quality of the coal delivered shall be determined from the daily composite coal sample analysis taken by Buyer pursuant to Section 8 hereof. Seller may deliver and sell coal having a sulfur content in excess of the sulfur limitation herein during any time that Buyer is able to utilize such coal in the Facility as then equipped and operating and meet all applicable federal and state emission standards, PROVIDED that, if such excess sulfur content increases the costs of Buyer in any way, including but not limited to increased operating costs and taxes, Seller shall reimburse Buyer for all of said increased costs.

SECTION 7. WEIGHING.

         The weights of the coal delivered to Buyer shall be determined from weights taken by Buyer on Buyer's scales located at such places as the parties hereto may agree. The aggregate weights of such delivered coal shall be accepted as the quantity of coal delivered for which invoices are to be rendered and payments to be made. Seller shall have the right to have a representative present at any and all times to observe the weighing of coal delivered hereunder, and if Seller shall, at any time, question the accuracy of the weights thus determined, Seller shall

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so advise Buyer and Buyer shall permit Seller's representative to test
Buyer's scales. If any such tests show the scales being used are in error, such scales shall be adjusted to an accurate condition, PROVIDED that if Seller and Buyer are unable to agree upon such test and adjustments or the method thereof, the scales shall be tested and adjusted to a condition of accuracy within manufacturer's tolerances by a qualified third party, mutually chosen by Seller and Buyer, and the cost of the testing and adjusting by such third party shall be shared one-half by Seller and one-half by Buyer. The sole remedy for inaccurate scales shall be to adjust the scales to an accurate condition so as to provide proper measurement of quantities of coal delivered thereafter.

SECTION 8. SAMPLING AND ANALYSIS.

         Analysis of calorific value, ash, sulfur, moisture and, if requested by Buyer, ash softening temperature, shall be made by Seller or at its direction for each day's deliveries of coal. Analysis shall be performed in accordance with the latest methods approved by the American Society for Testing and Materials (ASTM) or such other methods as the parties may agree upon. Samples shall be taken by Buyer on a regular basis in accordance with ASTM standards utilizing the automated sampler located in the secondary crusher at the point of delivery. Other sampling methods and locations may be used from time to time upon mutual agreement of the parties. All samples shall be divided into three parts and put in suitable airtight containers. One part shall be taken and analyzed by Seller, one part shall be retained by Buyer and may be analyzed by Buyer at its discretion and the third part shall be retained by Seller for not less than one month in one of the aforesaid containers properly sealed and labeled to be analyzed if a dispute arises due to any differences between Seller's analysis and Buyer's analysis. The results of Seller's analysis for each day's deliveries of coal during a calendar month shall be communicated to Buyer as soon as practicable after the end of such calendar month so that Buyer can perform the calculations described in Section 9. Seller shall pay for the cost of the analysis of the samples to be analyzed by it. Buyer shall bear the cost of any analysis it should decide to make of the samples it retains. The analysis of the third part of each sample, should its analysis be found necessary, shall be made by an independent commercial testing laboratory mutually chosen, and the results of such commercial laboratory analysis shall be made available and accepted by all parties hereto as the quality of the coal represented by such sample. The costs thereof shall be shared one-half by Seller and one-half by Buyer.

SECTION 9. DETERMINING OF WEIGHTED AVERAGE HEAT CONTENT.

         As soon as practicable after the end of each month, the weighted average heat content, in B.T.U.'s per pound, of coal delivered hereunder during such month shall be computed by Buyer from the daily coal delivered weight readings from the coal scales and from the analysis made by Seller from the daily composite coal samples taken by Seller pursuant to Section 8. Computations made by Buyer shall be communicated to Seller.

SECTION 10. PURCHASE PRICE.

         (a) The Purchase Price per ton of coal to be paid by Buyer to Seller for each ton of coal delivered under this Agreement from January 1, 2001 through June 30, 2014, shall be the sum of (i) in the case of the first 1,160,000 tons of coal sold hereunder , $8.527, and in the case of all coal sold hereunder other than the first 1,160,000 tons, $6.207 (said $8.527 being the "Base

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Price" for the first 1,160,000 tons of coal sold hereunder for purposes of the Btu adjustment in Section 13, and said $6.207 being the "Base Price" for all purposes after the first 1,160,000 tons of coal have been sold hereunder), plus or minus (ii) in the case of all coal sold hereunder other than the first 1,160,000 tons, the adjustments provided in Section 11 applicable to such delivery, plus (iii) the Government Impositions determined in accordance with Section 12 applicable to such delivery. The Base Price is based on coal having a BTU content of 8,000 BTU per pound and shall be further subject to adjustment for BTU variations as provided in Section 13. Annex F attached hereto is a sample computation of the Purchase Price based upon assumed facts to illustrate the application of Sections 10, 11, 12 and 13.

         (b) The Purchase Price per ton of coal to be paid by Buyer to Seller for each ton of coal delivered under this Agreement from July 1, 2014 through June 30, 2019, shall be determined by the parties as follows:

                  (i) The Purchase Price for each ton of coal delivered under this Agreement in July 2014 shall equal the product of (A) the sum of (1) the 8400 BTU PRB Market Price (as hereinafter defined), (2) the Transportation Market Price (as hereinafter defined) and (3) the Levelized Fixed Charge (as hereinafter defined), and (B) a fraction, the numerator of which is 8,000 and the denominator of which is 8,400. The Purchase Price so determined is based on coal having a BTU content of 8,000 BTU per pound and shall be further subject to adjustment for BTU variations as provided in Section 13.

                  (ii) The 8400 BTU PRB Market Price shall equal the average spot coal price (FOB loaded into railcars at the mine) for 8400 BTU per pound coal sold from mines located in the Powder River Basin in Wyoming during the 12 months ending March 31, 2014, as reported in COAL DAILY. If COAL DAILY has ceased publication or ceases to publish spot market price data on a monthly or more frequent basis, the parties shall substitute such publication as may exist in March 2014 that most accurately reports the spot market price for such coal. If no such publication exists, the parties shall negotiate in good faith to determine such average market price, and if such negotiation does not produce agreement on such average market price by June 1, 2014, either Seller or Buyer may on or before July 1, 2014, invoke the arbitration procedure described in Section 24 below to determine the average spot market coal price (FOB loaded into railcars at the mine) for 8400 BTU per pound coal sold from mines located in the Powder River Basin in Wyoming during the 12 months ending March 31, 2014. Notwithstanding the foregoing, if COAL DAILY (or another comparable publication similar in standing in the coal industry) publishes a market price index for 8400 BTU Wyoming PRB coal sold on a 1-year or longer contract basis (FOB loaded into railcars at the mine) for contracts incepted during the 24 months ending March 31, 2014, and having escalation/de-escalation provisions reasonably comparable to those contained in Section 11 and other terms and conditions reasonably comparable to those set forth in this Agreement, the 8400 BTU PRB Market Price shall equal the average contract price for such 8400 BTU coal as set forth in such index during the 24-month period ended March 31, 2014.

                  (iii) The Transportation Market Price shall equal the average per ton market price for the transportation of coal at the rate of approximately 36,000 tons per week by rail commencing on July 1, 2014, in railroad supplied railcars from the two Powder River Basin mines (other than the Coal Reserves) in closest proximity to the Facility that then produce coal having a quality reasonably comparable to the quality of coal produced by the mines in the Powder River Basin that produce the coal the market price of which is reflected in the index used in clause (ii). The parties shall designate a mutually acceptable engineering firm on or before April 1, 2014 to perform the analysis and determination of the Transportation Market Price. If the parties are unable to agree on the engineering firm by April 1, 2014, or if any party disagrees with the determination made by the engineering firm within 30 days after the final determination by such firm of the Transportation Market Price, then either party may on or before October 1, 2014, invoke the arbitration procedure described in Section 24 below to determine the Transportation Market Price.

                  (iv) The Levelized Fixed Charge shall equal the hypothetical per ton fully-loaded and levelized pre-income tax cost that Buyer would incur if it constructed a permanent rail unloading facility at the Facility and operated it for a period of 20 years commencing July 1, 2014, for the receipt of coal deliveries via rail at the rate of approximately 36,000 tons per week. To determine the Levelized Fixed Charge, the parties shall designate a mutually acceptable engineering firm on or before April 1, 2014 to perform an evaluation of the capital costs required to construct the unloading facility, including an unloading hopper capable of unloading a unit train within 6 hours, a reasonable and prudent track configuration, necessary track siding/switching devices to connect with the mainline of the railroad entity then most proximate to and economically capable of serving the Facility, construction of any required roads and underpasses, requisite supporting structures, acquisition of required rights-of-way at then fair market value, and environmental and engineering costs associated with the design and construction of the unloading facility. Buyer shall have the right, but not the obligation, prior to April 1, 2014, to seek bids from not less than two reputable contractors for either the design and/or the construction of the unloading facility, to assist in establishing the cost of the design and/or construction of such facility, the lower of which bids shall be deemed conclusive evidence of such cost if the bids are within 10% of each other. The engineering firm shall also estimate the levelized cost to operate the unloading facility (including but not limited to all costs for property taxes, insurance, maintenance, labor, materials, supplies and power associated with the unloading facility) in a reasonable and prudent manner at a rate of approximately 36,000 tons per week over the 20-year expected life of the facility using an assumed inflation rate equal to the average of the annual change (on a calendar year basis) in the index referenced in Section 11(c) for the three consecutive calendar years ending December 31, 2013. In determining return and interest expense associated with the capital cost of the unloading facility, the engineering firm shall assume that the capital (net of the residual value, after reclamation, of the unloading facility at the end of the 20-year life) is fully-amortized on a straight line basis over 20 years and financed, 50% with equity and 50% with debt, with the debt amortizing on a levelized basis over 20 years. The return on equity shall be assumed to be the average return on equity then allowed in all jurisdictions within the United States regulating the electricity distribution assets of Buyer, and the cost of debt shall be assumed to be the average per annum interest rate on Buyer's long-term mortgage bond indebtedness with respect to the funding of electricity distribution assets of Buyer. If Buyer does not own electricity distribution assets on April 1, 2014, but a United States based affiliate of Buyer owns such assets on April 1, 2014, then the return on equity and cost of indebtedness shall be determined by reference to the average return on equity allowed in all jurisdictions within the United States regulating the electricity distribution assets of the affiliate of Buyer and the per annum interest rate on such entity's long-term mortgage bond indebtedness. If Buyer (or an affiliate of Buyer) does not own and operate electricity distribution assets regulated by a public utility commission on April 1, 2014, then the return on equity and cost of indebtedness shall be determined by reference to the average return on equity allowed in all jurisdictions regulating the electricity distribution assets of Black Hills Power, Inc. ("Black Hills") and the average per annum interest rate on Black Hills' long-term mortgage bond indebtedness with respect to Black Hills' electricity distribution assets. If neither Buyer nor Black Hills nor any affiliate of either owns electricity distribution assets on April 1, 2014, then the parties shall mutually agree upon the average return on equity allowed in all jurisdictions for a western United States electricity distribution company, and on the average per annum interest rate on such company's long-term mortgage indebtedness with respect to its electricity distribution assets. The calculation of return on equity shall gross up the aforesaid average return on equity based on then applicable federal and state income tax rates. The engineering firm computing the Levelized Fixed Charge shall assume that the amortization of the capital, the interest expense, the return and the operating costs as calculated on a levelized basis for each of the 20 years of the assumed life of the facility is to be allocated on a per ton basis based on the assumption of a number of tons per year determined by taking the average of PacifiCorp's annual tonnage purchases hereunder for calendar years 2009 through 2013, normalized to exclude all periods of uncontrollable force (as set forth in Section 22), if any, during such five-year period, and multiplying such average by a fraction, the numerator of which is the weighted average calorific value (expressed as BTU/lb.) of the coal purchased by PacifiCorp hereunder during such five-year period, and the denominator of which is 8400. For example, if the foregoing computation results in 1,600,000 tons as PacifiCorp's annual average purchases for the five-year period, adjusted to 8400 BTU/lb., and if the engineering firm determines a levelized amortization of capital with interest expense and return of $1,000,000 per year and a levelized operating cost for the facility of $40,000 per year, then the total levelized annual cost of $1,040,000 will be converted to a per ton Levelized Fixed Charge of $0.65 per ton ($1,040,000 divided by 1,600,000 tons). If the parties are unable to agree on the engineering firm by April 1, 2014, or if any party disagrees with the determination made by the engineering firm within 30 days after the final determination by such firm of the Levelized Fixed Charge, then either party may on or before October 1, 2014, invoke the arbitration procedure described in Section 24 below to determine the Levelized Fixed Charge.

                  (v) The parties shall use their respective best efforts to cause the engineering firm or firms used to determine the new purchase price to complete its/their work product and render a final opinion on or before July 1, 2014. Seller and Buyer shall each bear one-half of the fees and costs for the engineering firm(s). If the purchase price has not been agreed upon by July 1, 2014, the parties shall continue to use the per ton Purchase Price from coal delivered during June 2014 until the new purchase price is finally determined, at which point Seller shall issue an invoice or credit truing up the difference between the invoiced price and the ultimately agreed upon or determined new purchase price.

                  (vi) Once the new purchase price per ton for coal delivered during July 2014 has been finally determined in accordance with this subsection (b), the parties shall also promptly agree on the portion of such new purchase price that constitutes Government Impositions and on the allocation of the remaining portion of the new purchase price (the

"Netback Portion" which shall also be the new Base Price effective July 1,
2014) amongst the several components described in Section 11. Section 11 below shall also be deemed amended to bring forward to dates in 2014 reasonably comparable to the dates in 2000 the base values of the respective indices from which future escalation/de-escalation shall be measured, and to make Section 11 as so revised applicable to adjustments to the Netback Portion from July 1, 2014 through December 31, 2022 (subject to further revision as set forth in subsection (c) (vi) below). If the parties are unable to agree on the portion of the new purchase price that constitutes Government Impositions or on the allocations or base values for escalating/de-escalating the Netback Portion, then either party may at any time after October 1, 2014 invoke the arbitration procedure described in
Section 24 below to determine the portion of the new purchase price that constitutes Government Impositions or the allocations or base values for escalating/de-escalating the Netback Portion.

                  (vii) The Purchase Price for coal delivered after July 2014 and prior to July 1, 2019 shall be the sum of (i) the Netback Portion, plus or minus (ii) the adjustments provided in the revised Section 11 applicable to such delivery, plus (iii) the Government Impositions determined in accordance with Section 12 applicable to such delivery. The Purchase Price so determined is based on coal having a BTU content of 8,000 BTU per pound and shall be further subject to adjustment for BTU variations as provided in
Section 13.

         (c) Either Seller or Buyer shall have the right, exercisable by written notice delivered to the parties on or before January 1, 2019, to renegotiate the Purchase Price effective July 1, 2019. If neither Seller nor Buyer exercises this right, then the Purchase Price shall be as specified for June 2019 without regard to this subsection (c) and with continued escalation/de-escalation pursuant to Section 11 (as amended in 2014 pursuant to subsection (b) above) and continued adjustments pursuant to Sections 12 and 13. If either Seller or Buyer exercises this right, then the Purchase Price per ton of coal to be paid by Buyer to Seller for each ton of coal delivered under this Agreement from July 1, 2019 through December 31, 2022, shall be determined by the parties as follows:

                  (i) The Purchase Price for each ton of coal delivered under this Agreement in July 2019 shall equal the product of (A) the sum of (1) the 8400 BTU PRB 2019 Market Price (as hereinafter defined), (2) the Transportation 2019 Market Price (as hereinafter defined) and (3) the Levelized Fixed Charge (as defined above), and (B) a fraction, the numerator of which is 8,000 and the denominator of which is 8,400. The Purchase Price so determined is based on coal having a BTU content of 8,000 BTU per pound and shall be further subject to adjustment for BTU variations as provided in
Section 13.

                  (ii) The 8400 BTU PRB 2019 Market Price shall equal the average spot coal price (FOB loaded into railcars at the mine) for 8400 BTU per pound coal sold from mines located in the Powder River Basin in Wyoming during the 12 months ending March 31, 2019, as reported in COAL DAILY. If COAL DAILY has ceased publication or ceases to publish spot market price data on a monthly or more frequent basis, the parties shall substitute such publication as may exist in March 2019 that most accurately reports the spot market price for such coal. If no such publication exists, the parties shall negotiate in good faith to determine such average market price, and if such negotiation does not produce agreement on such average market price by June

1, 2019, either Seller or Buyer may on or before July 1, 2019, invoke the arbitration procedure described in Section 24 below to determine the average spot market coal price (FOB loaded into railcars at the mine) for 8400 BTU per pound coal sold from mines located in the Powder River Basin in Wyoming during the 12 months ending March 31, 2019. Notwithstanding the foregoing, if COAL DAILY (or another comparable publication similar in standing in the coal industry) publishes a market price index for 8400 BTU Wyoming PRB coal sold on a 1-year or longer contract basis (FOB loaded into railcars at the mine) for contracts incepted during the 24 months ending March 31, 2019, and having escalation/de-escalation provisions reasonably comparable to those contained in Section 11 and other terms and conditions reasonably comparable to those set forth in this Agreement, the 8400 BTU PRB Market Price shall equal the average contract price for such 8400 BTU coal as set forth in such index during the 24-month period ended March 31, 2019.

                  (iii) The Transportation 2019 Market Price shall equal the average per ton market price for the transportation of coal at the rate of approximately 36,000 tons per week by rail commencing on July 1, 2019, in railroad supplied railcars from the two Powder River Basin mines (other than the Coal Reserves) in closest proximity to the Facility that then produce coal having a quality reasonably comparable to the quality of coal produced by the mines in the Powder River Basin that produce the coal the market price of which is reflected in the index used in clause (ii). The parties shall designate a mutually acceptable engineering firm on or before April 1, 2019 to perform the analysis and determination of the Transportation Market Price. If the parties are unable to agree on the engineering firm by April 1, 2019, or if any party disagrees with the determination made by the engineering firm within 30 days after the final determination by such firm of the Transportation Market Price, then either party may on or before October 1, 2019, invoke the arbitration procedure described in Section 24 below to determine the Transportation 2019 Market Price.

                  (iv) The Levelized Fixed Charge shall be the same as the Levelized Fixed Charge determined in accordance with subsection (b)(iv) above, subject to the following adjustment. In the event of a change in law or regulation or interpretation of law or regulation after July 1, 2014 and before June 30, 2019, and the effect of that change is to increase or decrease the capital cost of the rail unloading facility or the annual operating cost of the facility above or below the levels specified in subsection (b)(iv) by more than 10% on a levelized basis, then the Levelized Fixed Charge shall be adjusted to reflect such increase or decrease, computed on the same basis as set forth in subsection (b)(iv) with a change in the assumed inflation rate to equal the average of the annual change (on a calendar year basis) in the index referenced in Section 11(c) for the three consecutive calendar years beginning January 1, 2016 and ending December 31, 2018. If the parties are unable to agree on whether a change in law or regulation or interpretation of law or regulation has occurred or on the adjustment to the Levelized Fixed Charge resulting therefrom, then either party may on or before October 1, 2019, invoke the arbitration procedure described in Section 24 below to determine the adjustment, if any, to the Levelized Fixed Charge.

                  (v) The parties shall use their respective best efforts to cause the engineering firm or firms used to determine the new purchase price to complete its/their work product and render a final opinion on or before July 1, 2019. Seller and Buyer shall each bear one-half of the fees and costs for the engineering firm(s). If the purchase price has not been agreed upon by July 1, 2019, the parties shall continue to use the per ton Purchase Price from coal delivered during June 2019 until the new purchase price is finally determined, at which point Seller shall issue an invoice or credit truing up the difference between the invoiced price and the ultimately agreed upon or determined new purchase price.

                  (vi) Once the new purchase price per ton for coal delivered during July 2019 has been finally determined in accordance with this subsection (c), the parties shall also promptly agree on the portion of such new purchase price that constitutes Government Impositions and on the allocation of the remaining portion of the new purchase price (the "2019 Netback Portion" which 2019 Netback Portion shall also be the new Base Price effective July 1, 2019) amongst the several components described in Section
11. Section 11 below shall also be deemed amended to bring forward to dates in 2019 reasonably comparable to the dates in 2000 the base values of the respective indices from which future escalation/de-escalation shall be measured, and to make Section 11 as so revised applicable to adjustments to the 2019 Netback Portion from July 1, 2019 through December 31, 2022. If the parties are unable to agree on the portion of the new purchase price that constitutes Government Impositions or on the allocations or base values for escalating/de-escalating the 2019 Netback Portion, then either party may at any time after October 1, 2019 invoke the arbitration procedure described in
Section 24 below to determine the portion of the new purchase price that constitutes Government Impositions or the allocations or base values for escalating/de-escalating the 2019 Netback Portion.

                  (vii) The Purchase Price for coal delivered hereunder after July 2019 shall be the sum of (i) the 2019 Netback Portion, plus or minus
(ii) the adjustments provided in the revised Section 11 applicable to such delivery, plus (iii) the Government Impositions determined in accordance with
Section 12 applicable to such delivery. The Purchase Price so determined is based on coal having a BTU content of 8,000 BTU per pound and shall be further subject to adjustment for BTU variations as provided in Section 13.

SECTION 11. PRICE ADJUSTMENTS.

         Following the first full month occurring after the initial 1,160,000 tons of coal have been delivered hereunder, the Base Price shall be subject to adjustment each calendar month through June 30, 2014 (and thereafter through December 31, 2022, as provided in Subsections 10 (b) (vi) and 10 (c)
(vi) above), based on the following:

         (a) LABOR INDEX COMPONENT. The Base Price shall be adjusted monthly on the first day of each calendar month to cover changes in labor costs by an amount determined by multiplying 140.0 cents per ton by the percentage change in the Average Hourly Earnings Index EEU10122006 published by the United States Bureau of Labor Statistics from the Base Value of such index (the term "Base Value" being defined in Subsection (d) (i) of this Section 11).

         (b) MATERIALS AND SUPPLIES. The Base Price shall be adjusted monthly on the first day of each calendar month to cover changes in the costs of materials and supplies:

                  (i) TIRES. The Base Price shall be adjusted by an amount determined by multiplying 8.0 cents per ton by the percentage change in the Producer Price Index, Rubber and Rubber Products, BLS WPU071, published by the United States Bureau of Labor Statistics from the Base Value of such index.

                  (ii) FUEL. The Base Price shall be adjusted by an amount determined by multiplying 25.0 cents per ton by the percentage change in the Producer Price Index, Fuel #2 Diesel, Direct Sales to End Users, BLS PCU2911#4132, published by the United States Bureau of Labor Statistics from the Base Value of such index.

                  (iii) CAPITAL. The Base Price shall be adjusted by an
                        amount determined by multiplying 80.0 cents per ton by the percentage change in the Producer Price Index, Construction Machinery and Equipment, BLS WPU112, published by the United States Bureau of Labor Statistics from the Base Value of such index.

                  (iv) EXPLOSIVES. The Base Price shall be adjusted by an amount determined by multiplying 17.0 cents per ton by the percentage change in the Producer Price Index, Chemicals and Allied Products, BLS WPU067, published by the United States Bureau of Labor Statistics from the Base Value of such index.

                  (v) POWER. The Base Price shall be adjusted by an amount determined by multiplying 28.0 cents per ton by the percentage change in the Producer Price Index, Power-Mtn Region, BLS PCU4981#13831, published by the United States Bureau of Labor Statistics for the month then ended from the Base Value of such index.

                  (vi) MATERIALS AND SUPPLIES-MISC. The Base Price shall be adjusted by an amount determined by multiplying 47.0 cents per ton by the percentage change in the Producer Price Index, Mining Machinery Parts, BLS WPU11925301, published by the United States Bureau of Labor Statistics from the Base Value of such index.

         (c) UNDIFFERENTIATED CAPITAL, RETURN AND PROFIT. The Base Price shall be adjusted quarterly on the first day of each calendar quarter to cover the effects of inflation/deflation on Seller's capital costs, return and profit by an amount determined by multiplying 275.7 cents per ton by the percentage change in the Gross Domestic Product Implicit Price Deflator published by the United States Department of Commerce, Bureau of Economic Analysis from the Base Value of such index.

         (d) INDEX ADJUSTMENTS. The following procedures shall be used to calculate adjustments to the Base Price based on changes in published indices:

                  (i) Base values ("Base Values") used for determining adjustments to the Base Price in any month shall, in the case of indices published monthly, be the published value for the month that is two months in advance of the first month that the Base Price was subject to adjustment and in the case of indices published quarterly, the index value for the quarter that is two quarters in advance of the first month that the Base Price was subject to adjustment. Index values which are compared to Base Values used for determining adjustments to the Base Price in any month shall, in the case of indices published monthly, be the latest published values for the second preceding month, and in the case of indices published quarterly, be the latest published values for the second preceding quarter (ie., the December 2001 index value is to be used for the February 2002 adjustment for monthly indices, and the December 31, 2001 index value is to be used for the April 2002 adjustment for quarterly indices).

                  (ii) If any of the foregoing indices or any revision or equivalent ceases to be published by any federal agency, such indices shall be replaced by a substantially equivalent index that, after necessary adjustment, if any, provides the most reasonable substitute for such index and which is mutually agreeable to the parties.

                  (iii) All calculations of individual adjustments to the Base Price shall be rounded to the nearest mill or, if there is no nearest mill, to the nearest cent.

SECTION 12. GOVERNMENT IMPOSITIONS.

         The Purchase Price for the first 1,160,000 tons of coal sold hereunder includes an estimated $3.973 representing the following governmental taxes, fees, royalties, costs and impositions (collectively, "Government Impositions"):


GOVERNMENT IMPOSITION                       EST. COST PER TON ON 1/1/01
         Property Tax                                $0.063
         Black Lung Tax                              $0.527
         Reclamation Fee                             $0.350
         Royalties                                   $1.618
         Severance Tax                               $0.762
         Extraction Tax                              $0.653


         The Purchase Price for all coal sold hereunder after the first 1,160,000 tons of coal have been sold hereunder, includes an estimated $3.063 representing the following governmental taxes, fees, royalties, costs and impositions (collectively, "Government Impositions"):


GOVERNMENT IMPOSITION                       EST. COST PER TON ON OR ABOUT 9/1/01
         Property Tax                                $0.063
         Black Lung Tax                              $0.391
         Reclamation Fee                             $0.350
         Royalties                                   $1.215
         Severance Tax                               $0.564
         Extraction Tax                              $0.483

         (a) ITEMS SUBJECT TO REIMBURSEMENT AS GOVERNMENT IMPOSITIONS. Buyer shall reimburse Seller, as provided in this Section 12, for only the following Government Impositions:

                  (i) TAXES. Buyer shall reimburse Seller only for those federal, state and local taxes paid by Seller which are imposed directly on, or measured by (or in the case of property tax or future taxes similarly levied, are properly allocated to) the coal being sold and delivered to Buyer pursuant to this Agreement, or upon the mining, ownership, possession, sale and delivery of such coal to the Buyer. These taxes may include, but are not limited to, property taxes, taxes on coal production, extraction and severance, (including without limitation any severance or extraction tax measured in whole or in part by the value of coal sold to Buyer plus any value added as mandated by law), ad valorem taxes whether on coal mined or in place, personal property taxes, black lung taxes, sales taxes, transfer taxes, excise taxes and occupation taxes. Property Taxes payable by Seller shall be allocated on a per ton basis pro rata to all tons of coal sold by Seller from the Coal Reserves during the period covered by the tax charge. Buyer shall not be responsible for any other taxes paid by or imposed upon Seller, including, but not limited to, those taxes levied or measured by, in whole or in part, net income, capital or retained earnings, and any business privilege, business activity, general franchise or other similar taxes imposed on Seller's general business activity in the jurisdiction that seeks to impose the tax. For purposes of determining Taxes in which a transportation or other deduction is allowed or certain mining costs are excluded, the Taxes shall be computed each period based on the specific deduction or exclusion for all tons delivered by Seller to Buyer pursuant to this Agreement from the Coal Reserves during that period.

                  (ii) FEDERAL RECLAMATION FEE. Buyer shall reimburse Seller for the Abandoned Mine Reclamation Fee actually attributable to tons of coal sold to Buyer pursuant to this Agreement. The Abandoned Mine Reclamation Fee is assessed by the United States as $0.35 per ton as of January 1, 2001, less an allowed moisture credit. If the fee is ever levied on or measured by, in whole or in part, the purchase price of coal delivered hereunder, then Buyer shall pay Seller an amount that is equal to the applicable statutory rate of such fee multiplied by the value or the purchase price, as applicable, of the coal actually sold hereunder during the subject period, after taking into account all applicable exclusions, deductions, credits or other reductions authorized by law. No adjustment to the Base Price shall be made to recover final reclamation costs except for changes in such costs resulting from changes in law after January 1, 2001 which are to be reimbursed pursuant to subsection (iv) below.

                  (iii) ROYALTIES. Buyer shall reimburse Seller for the per ton royalties actually incurred by Seller on the portion of the Coal Reserves consisting of United States Leases and directly attributable to the sale by Seller of coal to Buyer under this Agreement. The royalty rate as of January 1, 2001 is 12.5% of the Purchase Price, plus any additional value added as mandated by law, minus any allowable deductions. In addition, if Seller mines coal from the State Lease for sale to Buyer hereunder, Buyer shall reimburse Seller for royalties on the portion of the Coal Reserves consisting of the State Lease as though the royalty on the State Lease was equal to the then average royalty rate on United States Leases. In no event shall Seller seek reimbursement from Buyer for any overriding royalty, rental, bonus payment or other comparable payment paid to any third party for the right to mine coal from, or arising as a result of mining coal from, any of the Coal Reserves.

                  (iv) OTHER GOVERNMENT IMPOSITIONS. Whenever any federal, state or local laws, rules, regulations or requirements, whether due to change in, additions to or difference of interpretation or enforcement by any governmental authority of existing laws, rules, regulations or requirements after January 1, 2001 (a "New Government Imposition"), should cause an increase or decrease in the cost to Seller of mining coal in compliance with such laws, rules, regulations or requirements, Buyer shall reimburse Seller (in the case of an increase) or Seller shall issue a credit to Buyer (in the case of a decrease) for the actual additional cost (or savings) per ton of coal to Seller on account thereof. With respect to a New Government Imposition effective prior to January 1, 2014, payment for these additional costs shall be made on an accrual basis so that payment is made at the time Seller incurs the obligation even though Seller may not fulfill the obligation until some time later. With respect to a New Government Imposition effective after December 31, 2013, any such adjustment shall be effective from the date Seller is required to accrue the additional cost under GAAP. In no event shall this subsection (iv) be applied in such a fashion as to result in double recovery by Seller of any such costs. Seller shall use its best efforts to minimize or eliminate any cost that would otherwise be recoverable under this subsection (iv). To the extent a prudent miner operating the Mine in a competitive market would comply with the New Government Imposition by using its own labor and equipment, Seller shall utilize its labor and equipment to fulfill the New Government Imposition mandate and Buyer shall reimburse Seller for Buyer's pro rata portion of the actual cost of such labor and equipment (net of any cost savings or benefit received by Seller as a result of complying with such New Government Imposition mandate). To the extent a prudent miner operating the Mine in a competitive market would modify its mine plan to reduce the cost of complying with the New Government Imposition mandate, Seller shall take all reasonable steps to minimize costs by so modifying the mine plan for the Mine.

The parties agree that Buyer shall reimburse Seller for all costs, expense and reasonable attorneys fees relating to legal or regulatory proceedings based upon the first audit, with respect to coal delivered hereunder, by any responsible agency after January 1, 2001, of each of the Government Impositions set forth in the beginning of SECTION 12. Buyer shall be notified of all hearings or other proceedings, including settlement negotiations and at its own expense, shall be entitled to have its legal representative present at all proceedings in a non-participating role. Seller shall consult, however, with legal representatives of Buyer. Buyer's privilege to attend regulatory proceedings shall not authorize Buyer to receive, or gain access to, Seller's privileged attorney-client communications or attorney work product. In the event Seller deems any business information confidential and proprietary and the disclosure thereof to Buyer a potential harm to Seller, Buyer shall upon request from Seller and as a condition to receipt of such information, execute a commercially reasonable form of confidentiality agreement covering such information, and limiting the use of such information to the applicable proceeding, and dissemination within Buyer to those employees of Buyer with a need to know and those consultant's, attorneys or accountants of Buyer who are assisting Buyer in such proceedings. Buyer agrees that at the close of such proceedings, all confidential and proprietary information, including all copies thereof, shall be returned to Seller.

         (b) PARTIES' INTENT; LIMITATION. It is the parties' intent that the Buyer reimburse Seller for all of the Government Impositions actually attributable to coal sold to Buyer under this Agreement, and in an amount that reflects no duplication and is not greater than the amount actually paid by Seller to the governmental authorities or incurred by Seller (as a proper accrual in accordance with prudent mining practices) as a result thereof. It is also the parties' intent that, with respect to Government Impositions that are levied on or measured by the purchase price of coal, Buyer shall reimburse Seller for the actual amount of Government Imposition attributable to coal sold to Buyer under this Agreement without regard to revenues received by Seller from sales to other customers of coal mined from the Coal Reserves.

         (c) ESTIMATES AND TRUE-UPS OF GOVERNMENT IMPOSITIONS. The parties recognize that at the time each monthly invoice for coal is prepared, it may not be possible for Seller to calculate definitively the Government Impositions actually attributable to coal sold during such calendar month. Each monthly invoice will, therefore, be based on the most current data reasonably available to Seller at the time of invoicing. Within a reasonable time after receipt of information permitting determination of actual Government Impositions attributable to coal sold to Buyer in any such calendar month, Seller shall prepare and furnish to Buyer a hard copy of a supplemental invoice sent by overnight delivery reflecting a true-up of the actual against the estimate used in preparing the original invoice.

SECTION 13. PRICE ADJUSTMENTS-CALORIFIC QUALITY.

         For coal delivered in each month hereunder, the Base Price, adjusted pursuant to the application of Sections 10 and 11 shall be further adjusted monthly for calorific quality by multiplying the Base Price by a fraction, the numerator of which is the actual weighted average BTU per pound of coal delivered (as determined in Section 9) for the period for which the calculation is being made, and the denominator of which is 8000.

SECTION 14. SPECIAL ONE-TIME PAYMENT.

         On or before September 1, 2001, Buyer shall pay Seller a one-time payment of $7,374,000. Seller shall be responsible for any Government Impositions measured by or levied with respect to such one-time payment by Buyer. This provision shall in no event be deemed to affect either party's right to make any claim with respect to the Prior Agreements if such claim is allowable under the terms of the Settlement Agreement.

SECTION 15. SHORTFALL PAYMENT.

         (a) For any year during the Term in which no planned outage is contemplated (as of April 1 of such year) by Buyer for the Facility, Buyer shall pay a Short-Fall Payment if it purchases fewer than 1,500,000 tons of coal for its own account. For any year during the Term in which a planned outage is contemplated (as of April 1 of such year) by the Buyer for the Facility, Buyer shall pay a Short-Fall Payment if it purchases fewer tons than either (i) for any calendar year ending on or before December 31, 2013, the greater of 1,280,000 tons, or the amount determined by multiplying 1,500,000 by a fraction, the numerator of which equals 365 minus the number of days of the planned outage, and the denominator of which equals 365, or

(ii) for any calendar year commencing on or after January 1, 2014, the amount determined by multiplying 1,500,000 by a fraction, the numerator of which equals 365 minus the number of days of the planned outage, and the denominator of which equals 365.

         This Short-Fall Payment shall be equal to the result of the following equation:

                  (MT - P) (B - C)

                  Where:

                  MT = 1,500,000 tons if there is no planned
                           outage, or the lesser tonnage specified
                           above if there is a planned outage
                           contemplated by Buyer for the Facility as of April 1 of the year in question;

                  P = number of tons purchased by Buyer during the year;

                  B = the Purchase Price as of the date of payment of the
                           Short-Fall Payment; and

                  C = per ton costs for Government Impositions
                           as of the payment of the Short-Fall Payment that Seller need not pay until coal is mined.

         (b) Buyer shall be excused from paying the Short-Fall Payment for any calendar year if failure to purchase the minimum tons of coal for its account was caused by a partial or total suspension of deliveries pursuant to
Section 22, provided that the effect of such uncontrollable force is eliminated insofar as possible with all reasonable dispatch. Notwithstanding the foregoing, until June 8, 2013, Buyer's lack of need for the power generated by the Facility or its inability to economically market the power generated by the Facility, shall not be considered an uncontrollable force under Section 22.

         (c) If Buyer incurs a Short-Fall Payment, during any subsequent year in which Buyer's purchases exceed 1,500,000 tons, Seller shall afford Buyer a dollar-for-dollar credit for any previously paid Short-Fall Payment, against amounts otherwise owing by Buyer for its annual purchases in excess of 1,500,000 tons. Any accrued Short-Fall Payments existing at the end of the Term, for which credit has not been given, shall be forfeited by Buyer.

         (d) Any Short-Fall Payment owing shall be paid no later than January 31 of the year following the year giving rise to it.

         (e) For purposes of this Section 15, whether a planned outage is contemplated (as of April 1 of any year) by the Buyer for the Facility, shall be determined based on prudent utility practice.

         (f) If Buyer has reason to believe it will incur a Short-Fall Payment for any year, or if Buyer actually incurs a Short-Fall Payment for such year, Buyer shall have the right, upon reasonable prior notice to Seller, to divert coal purchased hereunder to other generation facilities owned or controlled by Buyer or any affiliate of Buyer until such time as the Short-Fall Payment has been eliminated or recouped in accordance with the provisions of this
Section 15. At Buyer's request with respect to any such coal, Seller shall deliver the coal to Buyer at the Clovis Point loadout facility (for railcars) or the Mine's truck loadout (for trucks), and Buyer shall reimburse Seller for any incremental cost incurred by Seller in delivering the coal to the alternate delivery point and loading it into Buyer supplied railcars or trucks, net of any cost savings Seller incurs by delivering the coal to the alternate delivery point and not having to transport the coal from the face of the Mine to the place of delivery specified in Section 5.

SECTION 16. INVOICES AND PAYMENTS.

         (a) Seller shall invoice Buyer by delivering a hard copy invoice to Buyer by the fifth day of each month for (i) the coal ordered to be delivered for that calendar month per Section 3 at an amount estimated under the provisions of Sections 10, 11, 12 and 13 together with (ii) an adjustment, credit or debit, for actual coal sold the previous calendar month based upon the actual Purchase Price for that month (including adjustments contemplated in Sections 12 and 13, if any, for prior months' coal deliveries). For the purposes of determining the estimated price for the current month in (i) above, Seller shall use the actual Purchase Price for the prior month as described in (ii). Buyer shall pay each invoice to Seller by the fifteenth day after receipt of a hard copy of the invoice. In the event Buyer fails to pay the undisputed portion of any invoice when due, or in the event Seller fails to issue an undisputed credit to Buyer in a timely manner, then Buyer or Seller, as the case may be, shall pay interest on the undisputed amount until paid/credited at a per annum rate equal to the from time to time "prime rate" as published in THE WALL STREET JOURNAL plus two percent.

         (b) It is understood that some costs which are to be included in the Government Impositions portion of the Purchase Price may not be known or determinable on the date billings are made for the coal for which such costs are incurred; and in that event retroactive adjustments and appropriate billings and credit statements shall be made at such time that such costs become known and determinable. If Seller fails to make an adjustment in billings or notify Buyer in writing of the potential for an adjustment in billings related to Government Impositions within two years from the date information is reasonably available to Seller to fully determine the actual amount of the adjustment, Seller shall be barred from making that adjustment. If Buyer fails to protest to Seller in writing within two years of a date when information is reasonably available to Buyer to determine that an adjustment included in a billing received prior to that date is incorrect, Buyer shall be barred from contesting that adjustment even if the adjustment was incorrect.

         (c) If at any time Buyer desires to receive assurances of the accuracy of Seller's records affecting the price adjustments provided for herein, Buyer may request Seller to authorize a nationally recognized independent certified public accounting firm doing Seller's auditing work at the time of the request to audit Seller's records and certify the accuracy to Buyer of certain information so requested. If Seller does not have a nationally recognized accounting firm retained at the time of the request, a nationally recognized accounting firm shall be selected upon mutual agreement of the parties hereto. The information requested must be relevant to the amount of any price adjustment herein. The accounting firm's charges for any work requested of it under this provision shall be paid by Buyer. Notwithstanding the foregoing, not more often than once in each calendar year, Buyer shall have the right to examine and audit Seller's records with respect to all price adjustments made or required to be made pursuant to Sections 10, 11, 12 and 13.

SECTION 17. NO RESTRICTION ON COAL RESERVES OTHER THAN DEDICATED RESERVES.

         This Agreement shall not restrict Seller from mining, selling, using, committing, dedicating, mortgaging or encumbering in any manner the Coal Reserves other than the Dedicated Reserves for any purpose.

SECTION 18. INSPECTION.

         Each party shall at all reasonable times have the right to enter upon the premises of the other to inspect the coal receiving equipment and the weighing, measuring and testing facilities. Buyer shall at all reasonable times have the right to inspect the Mine, maps and operating records of Seller relating to the operation of the Mine.

SECTION 19. NORTH CONVEYOR SYSTEM.

         Seller is the owner and operator of the North Conveyor System, which is defined as the truck hopper, the primary crusher conveyor linking the primary crusher to the secondary crusher, the secondary crusher and all related facilities being located in the north pit of the Mine.

         (a) During the Term, Seller shall make the North Conveyor System available to Buyer as a backup, standby system for the delivery of coal to the Facility in common with the Seller's use of the North Conveyor System for its own purpose.

         (b) As long as Seller owns the North Conveyor System, all operations and maintenance expenses of the North Conveyor System and capital additions and replacements shall be borne 57.6% by Buyer and 42.4% by Seller commencing January 1, 1978; provided, however, capital additions or replacements to such System made by Seller without the prior written consent of Buyer shall be borne by Seller; and further provided that all costs of operation and maintenance shall be bone by Seller during such period that the North Conveyor system is used exclusively by Seller.

         (c) Seller reserves the right to dismantle and dispose of or abandon the North Conveyor System at any time, but in such event, Seller shall give written notice of such intent to Buyer. Within 60 days of receipt of such notice, Buyer shall have the option to purchase the North Conveyor System for a consideration to be determined by mutual agreement of the parties or, absent such agreement, by appraisers mutually selected by the parties. In the event Buyer exercises the option to purchase the North conveyor System by giving written notice thereof to Seller during said 60-day period, Seller shall convey the North Conveyor System to Buyer upon payment by Buyer to Seller of the agreed upon or appraised price. If such option is not exercised within the 60-day period, Buyer shall have no further right or interest in the North Conveyor System.

SECTION 20. ASH DISPOSAL.

         Seller shall furnish a site without improvements on Seller's property at its Mine for the disposal of fly ash and bottom ash from the Facility during the Term at no additional cost to Buyer but subject to the terms and conditions set forth in that certain Amended and Restated Waste Disposal Agreement for Wyodak Unit No. 1 and the Neil Simpson Plant dated as of June 15, 1995, among Seller, Buyer and Black Hills Corporation. Seller reserves the right from time to time to designate and to change the designation of the particular location and method for such disposal so that the disposal of such ash will conform to Seller's mining and reclamation program. Seller shall furnish Buyer reasonable access to and from the disposal sites, but shall not be required to provide road maintenance. Seller shall not be responsible for the cost of transporting such ash from the Facility to the site designated from time to time for disposal.

SECTION 21. INTENTIONALLY OMITTED.

SECTION 22. UNCONTROLLABLE FORCE.

         If, because of uncontrollable force, either party hereto is unable to carry out any part or all of its obligations under this Agreement, and if such party promptly gives to the other party hereof notice of such uncontrollable force, then the obligations of the party giving such notice shall be suspended to the extent made necessary by such uncontrollable force and during its continuance, provided the effect of such uncontrollable force is eliminated insofar as possible with all reasonable dispatch. The term "uncontrollable force" as used herein shall mean any cause beyond the control of the party and which, by the exercise of reasonable diligence, the party is unable to overcome and shall include but not be limited to acts of God, acts of the public enemy, insurrection, riot, strike, labor dispute, labor or material shortage, fire, explosion, flood, breakdown of or damage to a plant, equipment or facilities, interruption of transportation, embargo, orders or injunctions of a federal, state or local court, agency or governmental body having jurisdiction, acts of civil or military authority, failure of equipment, or inability to obtain materials, supplies, or equipment from others because of similar causes. It shall be considered an uncontrollable force and shall relieve Seller from performing its obligations under this Agreement if valid state or federal legislation is enacted which prohibits the strip mining of the federal coal which has been leased by Seller.

SECTION 23. BUYER'S RIGHTS TO MINE COAL FROM DEDICATED RESERVES DURING
            PERIOD OF UNCONTROLLABLE FORCE.

         During any time and from time to time that Seller is not delivering coal as required by this Agreement due to uncontrollable force as provided in
Section 22, Buyer shall have the right, after giving Seller at least two months' notice of their intent to do so, to mine coal for the Facility from the Dedicated Reserves (or, upon mutual agreement of the parties, other Coal Reserves in closer proximity to or at the face of the existing Mine works). The exercise of such right shall be subject to obtaining all necessary governmental approvals therefor, and any such mining shall be conducted in conformance with all governmental laws and regulations applicable thereto. Buyer shall pay Seller the Purchase Price for the coal mined by Buyer under this Section less the actual costs incurred by Buyer in obtaining the right to and in mining and delivering such coal including all Government Impositions due as a result of such mining. Subject to Buyer incurring all of the expense thereof, Seller shall use its best efforts to assist Buyer to obtain such governmental approvals as it may need for the exercise of its rights under this Section 23. Buyer shall assume all obligations to pay all costs relating to such mining of the Dedicated Reserves which may exceed the Purchase Price. The rights granted in this Section shall terminate at such time that Seller has restored the deliveries of coal in the fulfillment of this Agreement.

SECTION 24. DISPUTE RESOLUTION.

         If any dispute arises under this Agreement, such dispute shall be resolved pursuant to the provisions of this paragraph 24.

         a. The parties shall meet through authorized officers (or representatives with full authority to resolve issues on behalf of the parties) of the companies in a good faith attempt to resolve the dispute. Prior to such meeting, the parties shall prepare short summaries of their respective positions with respect to each of the disputes, which summaries shall be exchanged with the other parties not less than 48 hours prior to the meeting. With respect to any unresolved dispute that remains after this first meeting, the parties agree that officers of the respective companies shall meet in person within 15 days after the first meeting in an effort to resolve the remaining disputes; and if, after the meeting among the officers of the respective parties has occurred, there remain outstanding any unresolved disputes, each party shall prepare a short summary of each remaining claim (the "Submitted Issues") for submission to binding arbitration pursuant to subparagraph (b) hereof.

         b. Within 10 days after the determination that the parties are unable to resolve any of the Submitted Issues pursuant to subparagraph (a) above, the parties shall jointly select an independent, third-party to act as arbitrator for the Submitted Issues. The arbitrator shall be a certified public accountant, mining engineer or other qualified professional with nationally recognized expertise in matters relevant to the resolution of the Submitted Issues and shall have no past or current relationship with any of the parties hereto including any affiliates of such parties (the "Arbitrator"). If the parties are unable to agree on the selection of the Arbitrator, then the Arbitrator shall be selected by the American Arbitration Association, using the criteria set forth herein.

                  (i) Within 10 days after selection of the Arbitrator, Seller and Buyer shall each submit to the Arbitrator a written position statement with respect to each of the Submitted Issues. Such statements shall include a short summary of the party's position along with a statement of such party's last best offer with respect to the issue of the required adjustment. Any applicable accounting guidelines or other materials may be included with the submission. The Arbitrator may thereafter decide whether a meeting will be called in which each party may present orally the position stated in its submission and the Arbitrator may make such inquiries as he or she deems appropriate. Any such meeting shall be held, if at all, in Denver, Colorado within 20 days of the submission of the materials to the Arbitrator.

                  (ii) Thereafter, within 15 days of the meeting (or, if no meeting is called by the Arbitrator, within 30 days after the submission of the materials to the Arbitrator), the Arbitrator shall issue his or her award. The award shall set forth the resolution of each of the Submitted

Issues, it being understood that the Arbitrator shall select either the last best offer made by Seller or the last best offer made by Buyer with respect to a particular Submitted Issue and that the Arbitrator shall have no discretion to award any other relief. The Arbitrator shall resolve each of the Submitted Issues separately and shall issue a written award (the "Award").

                  (iii) The Award issued by the Arbitrator shall be final and binding upon the parties with respect to the Submitted Issues unless the Arbitrator fails to comply with the requirement to select a last best offer as required by subsection (b)(ii). If the Arbitrator fails to select a last best offer submitted by one of the parties, then any award entered shall be invalid and the matter shall be resubmitted to arbitration. All such amounts shall be either credited against or for the account of Buyer or Seller as the case may be. The fees and expenses of the Arbitrator shall be divided equally between Seller and Buyer. Any other fees and costs shall be the responsibility of the party incurring them.

SECTION 25. NOTICES.

         Unless otherwise expressly provided herein, all notices required to be given by the provisions of this Agreement shall be deemed to be duly served if given in writing sent by United States mail, postage prepaid, or by telecopy or other electronic mail media and to the addresses set forth below:

         If to Seller:

         Mailing Address:  Wyodak Resources Development Corp.
                           P.O. Box 1400
                           Rapid City, SD 57709

         Street Address:   625 9th Street
                           Rapid City, SD 57701
                           Attn: David R. Emery
                           Vice President-Fuel Resources

         Phone Number:     (605) 721-1700

         Fax Number:       (605) 721-2549


         If to Buyer:      PacifiCorp
                           201 S. Main Street, Suite 2100
                           Salt Lake City, Utah 84140-0021
                           Attn: Neil L. Getzelman
                           General Manager - Fuel Resources
                           Phone Number: (801) 220-4608
                           Fax Number:   (801) 220-4578


SECTION 26. APPLICABLE LAW.

         This Agreement shall be considered to have been entered into and shall be interpreted under the laws of the State of Wyoming.

SECTION 27. AMENDMENT.

         No provision of this Agreement may be amended, modified, supplemented or waived except by an instrument in writing signed by Seller and Buyer.

SECTION 28. SUCCESSORS AND ASSIGNS.

         This Agreement and all the terms and provisions hereof shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto. This Agreement and any interests, rights or obligations under this Agreement may not be assigned by any party without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed.

SECTION 29. COMPLETE AGREEMENT.

         Except as expressly set forth in the Settlement Agreement, this Agreement supersedes and cancels the Prior Agreement and constitutes the complete agreement of the parties.

SECTION 30. EXECUTION IN COUNTERPARTS.

         This Agreement may be executed by the parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

                              WYODAK RESOURCES DEVELOPMENT CORP.

                              By /s/ DAVID R. EMERY
                                --------------------------------
Attest:

/S/ STEVEN J. HELMERS
-------------------------
(Corporate Sea1)

                              PACIFICORP

                              By /s/ TERRY F. HUTCHINSON
                                --------------------------------
Attest:

/S/ ILLEGIBLE
-------------------------
(Corporate Sea1)

The undersigned hereby consents to the termination of the Prior Agreements as to Seller and Buyer as set forth herein and in the Settlement Agreement referenced herein.

                              BLACK HILLS POWER, INC.


                              By /s/ THOMAS M. OLMACHER
                                --------------------------------

Attest:

/S/ STEPHEN J. HELMERS
-------------------------
(Corporate Sea1)


All annexes to the new restated and amended coal supply agreement are omitted from this Exhibit 10.4. These annexes provide details of coal leases, surface rights, access easements, point of delivery drawings, sample calculations and a reserve plat and are immaterial to an investment decision. The Registrant will furnish supplementally a copy of any omitted annex to the Commission upon request.